UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 1, 2023, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Blasts Appointment of Andrew B. Cohen as Chair of Republic First

FRBK Stock Price has Dropped a Staggering 86% Since Cohen Joined Company’s Board — Including 11% on the Day His Appointment as Chair was Announced

Why Was Capital Raise Cohen Contracted to Help Lead at $2.25 a Share Postponed?

CAMDEN, NJ: George A. Norcross, III, Gregory B. Braca, and Philip A. Norcross today blasted the appointment of Andrew B. Cohen as Chairman of the Board of Directors of Republic First Bancorp, Inc. (the “Company” or “Republic First”) (FRBK). Cohen, who was appointed Chairman of the Company despite lingering questions about why the badly needed capital raise he was to help lead was abruptly postponed, has served on the Board since 2017, a period during which Republic First’s share price has dropped a staggering 86% — including 11% the day of Cohen’s announcement as Chair. Earlier this month, the Company abruptly announced it was postponing a badly needed capital raise despite its decision to suspend payment on subordinated debt and preferred securities to conserve capital.

“It was critical for Republic First’s future that Harry Madonna’s failed tenure as Chairman come to an end, but the decision to appoint Andrew Cohen in Madonna’s place is just moving from one failed chair to another as Republic First will still be led by the same group that is responsible for the Company’s current financial situation,” said Greg Braca today. “Republic First shareholders deserve answers about why a badly needed capital raise was suspended — did Cohen back out of his public commitment for a capital raise at $2.25 per share, a deal which we believe would have tremendously benefitted the Company and its shareholders?”

Cohen, who was first appointed to the FRBK board on June 27, 2017, has been part of a leadership team that in our view has failed Republic First shareholders at almost every level. Not only has the Company’s share price dropped 86% since Cohen joined its leadership (from $9.25 a share the day of his initial announcement to $1.33 yesterday), but he served when Republic First made the disastrous decision to invest in long term bonds that have dropped precipitously in value with the rising interest rates and failing to hedge against that obvious risk. That decision has resulted in the Company’s securities portfolio (constituting almost half of the Company’s assets), reflecting mark-to-market losses exceeding $400 million according to the Company’s most recent financial disclosures.

“What makes Cohen’s appointment so troubling isn’t just these things we know, but those things that remain hidden from shareholders’ view,” continued Braca. “What about the hundreds of thousands of dollars of related-party transactions and the hidden WilmerHale report? What about the unexplained multi-million dollar accounting error and restatement? Why can’t the company seem to file required disclosures and schedule a long-overdue shareholder meeting? Republic First needs change, and appointing Andrew Cohen as Chairman isn’t it.”

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS The Group (as defined below) intends to file a proxy statement that will be accompanied by a proxy card with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”) to occur at the 2022 annual meeting of shareholders (the “2022 Annual Meeting”) when it is scheduled.

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME.

SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV [sec.gov].